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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of At Home Corporation for the registration of $437,000,000 principal amount at maturity convertible subordinated debentures due 2018 and shares of Series A common stock issuable upon conversion of the debentures and to the incorporation by reference therein of our report dated January 19, 1999, with respect to the consolidated financial statements, as amended, of At Home Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, as amended, filed with the Securities and Exchange Commission.



San Jose, California
June 22, 1999